Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES:

As successor by merger to the registered public accounting firm of Aidman, Piser & Company, P.A., we consent to the reference to Aidman, Piser & Company, P.A., under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Accentia Biopharmaceuticals, Inc. for the registration of 6,999,187 shares of its common stock and to the incorporation by reference therein of our report dated December 28, 2007, with respect to the consolidated financial statements of Accentia Biopharmaceuticals, Inc. and subsidiaries included in its Form 10-K filed December 28, 2007, with the Securities and Exchange Commission.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Tampa, Florida

September 10, 2008